Exhibit 99.1
Court Confirms Tronox’s Plan of Reorganization
Tronox Incorporated (Pink Sheets: TRXAQ, TRXBQ), on behalf of itself and its affiliated debtors and debtors in possession (collectively, “Tronox”), announced today that the United States Bankruptcy Court for the Southern District of New York (the “Court”) confirmed its First Amended Joint Plan of Reorganization of Tronox Incorporated, et al. Pursuant to Chapter 11 of the Bankruptcy Code (the “Plan”). The Plan will become effective after the Court enters a written order reflecting this ruling and other Plan conditions have been satisfied. Tronox currently expects to emerge from chapter 11 in the upcoming weeks, as soon as the Plan conditions are satisfied.
“The Court’s confirmation of our restructuring plan is a major milestone for our company and represents the culmination of our restructuring efforts,” said Dennis L. Wanlass, Chairman and Chief Executive Officer of Tronox. “We will emerge from the chapter 11 process well-positioned to compete in the titanium dioxide and specialty chemical industries, having eliminated our significant environmental and other legacy liabilities.”
The Plan received the full support of the United States of America, through the Department of Justice (the “United States”), on behalf of and in consultation with the state, local, tribal and quasi-governmental authorities who have filed claims against Tronox (including the state of Nevada and certain water authorities, Tronox’s official committee of unsecured creditors (the “Creditors’ Committee”), certain holders of Tronox’s prepetition unsecured notes who are backstopping the equity financing needed for the Plan (the “Backstop Parties”), representatives of holders of tort claims against Tronox, and Tronox’s official committee of equity security holders.
The Plan provides for the following reorganization transactions:
•	Tronox will reorganize around its existing operating businesses, including its facilities at Oklahoma City, Oklahoma; Hamilton, Mississippi; Henderson, Nevada; Botlek, The Netherlands and Kwinana, Australia;

•	Tronox will rely on a combination of debt and new money equity investments to meet its working capital needs and fund distributions required by the Plan, which will include (a) total funded first lien debt of no more than $470 million and (b) the proceeds of a $185 million rights offering open to substantially all unsecured creditors and backstopped by the Backstop Parties;

•	Government claims related to Tronox’s environmental liabilities at legacy sites (both owned and non-owned) will be settled through the creation of certain environmental response trusts and a litigation trust, to which Tronox will contribute the following consideration: (i) $270 million in cash, (ii) 88% of Tronox’s interest the pending Anadarko Litigation, (iii) certain Nevada assets, including the real property located in Henderson, Nevada, and (iv) certain other insurance and financial assurance assets worth at least $50 million.

•	Tort Claimants, who have asserted claims related to potential asbestos, benzene, creosote and other liabilities, will recover from certain trusts to be created by the Plan to which Tronox will contribute the following consideration: (i) $12.5 million in cash, (ii) 12% of Tronox’s interest in the Anadarko Litigation, and (iii) certain insurance assets.

•	Holders of general unsecured claims will receive their pro rata share of 50.9% of the common equity of reorganized Tronox, and received the opportunity to participate in the Rights Offering for an aggregate of up to 45.5% of the common equity of reorganized Tronox;

•	Private parties holding indirect environmental claims will have their claims split for purposes of sharing in distributions to holders of general unsecured claims and holders of tort claims;

•	Certain holders of unsecured claims below $250 were not eligible to participate in the Rights Offering. Holders of these claims will receive payment in cash equal to 89% of the amount of such claims; and

•	Existing holders of equity in Tronox Incorporated will receive a package of warrants, consisting of two tranches of warrants to purchase their pro rata share of a combined total of 7.5% of the common equity of reorganized Tronox.
Wanlass continued, “On behalf of Tronox and its major stakeholders, I would like to thank our employees, customers and suppliers for their support throughout this process. We are very proud of our accomplishments and look forward to working with all of our stakeholders following our emergence.”
Tronox commenced its chapter 11 cases on January 12, 2009. Tronox is among the world’s leading producers of titanium dioxide pigment and other specialty chemicals used in the manufacture of products such as paints, plastics, paper and batteries. For more information, please visit http://www.tronox.com or www.kccllc.net/tronox.
Forward-Looking Statements: Some information in this news release regarding Tronox’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, including the terms of the Plan, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the satisfaction of closing conditions, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the market for debt and/or equity financing, changes in laws and regulations, the ability to respond to challenges in international markets, changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. Tronox does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2007, available on Tronox’s website, www.tronox.com. This report also can be obtained from the SEC by calling 1-800-SEC-0330 and is otherwise available at www.sec.gov.